EXHIBIT 99.1

Release Date: June 01, 2005

Scientific-Atlanta and Gemstar-TV Guide Settle Outstanding Litigation and License Intellectual Property

- Non-exclusive patent license, IPG porting, and settlement agreements to benefit both companies -

Atlanta, GA- Scientific-Atlanta, Inc. today announced a series of agreements with Gemstar-TV Guide International, Inc. that provide licenses to certain intellectual property assets and facilitate product development and deployment for both companies. The companies entered into a long-term worldwide patent cross-license agreement, granting each access to the other’s interactive program guide (IPG) patents. The companies also entered into a porting agreement under which Scientific-Atlanta will assist Gemstar-TV Guide to port the Gemstar-TV Guide’s IPGs onto the Scientific-Atlanta Explorer(r) set-top platform.

Under these agreements, which have a term of up to nine and-a-half years, Scientific-Atlanta will pay approximately $154 million to Gemstar-TV Guide, and Gemstar-TV Guide will pay approximately $89 million to Scientific-Atlanta. The agreements resolve pending patent litigation and license Gemstar-TV Guide’s IPG patents for future use on those Scientific-Atlanta products that are not covered by existing or future network operators’ Gemstar-TV Guide licenses. The license agreements also provide Gemstar-TV Guide with a license of certain Scientific-Atlanta IPG patents and certain satellite transmission patents.

Scientific-Atlanta expects to incur a charge estimated at $30-$50 million in the fourth quarter of fiscal year 2005 related to the settlement. The preliminary estimate of values to be expensed is based on a range of estimated values for past and future units. These estimates are subject to further review and may change.

“We are pleased to have agreed on a settlement with Gemstar-TV Guide. We see these agreements as a significant step forward that will have positive benefits for both companies.” said Jim McDonald, Chairman, President and CEO of Scientific-Atlanta, Inc.

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc.

Contacts:

Tom Robey, Investor Relations 770-236-4608 770-236-4775 fax, tom.robey@sciatl.com

Peggy Ballard, Scientific-Atlanta, +1.770.236.7871, +1.770.236.3088/fax, peggy.ballard@sciatl.com

Sara Stutzenstein, Scientific-Atlanta, +1.770.236.2181, +1.770.236.3088/fax, sara.stutzenstein@sciatl.com

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